FEE WAIVER AGREEMENT

     THIS AGREEMENT, dated as of January 1, 2007, is made and entered into by and between SBL Fund (the "Company"), on behalf of certain investment portfolios of the Company set forth in Schedule A (each a "Fund" and collectively the "Funds"), and Security Management Company, LLC (the "Advisor").

     WHEREAS, the Advisor has been appointed the investment adviser to the Funds pursuant to an Investment Advisory Contract dated January 27, 2000, as amended, between the Company, on behalf of the Funds, and the Advisor (the "Advisory Agreement"); and

     WHEREAS, the Company and the Advisor desire to enter into the arrangements described herein relating to certain fee waivers for certain of the Funds;

     NOW, THEREFORE, the Company and the Advisor hereby agree as follows:

     1. The Advisor hereby agrees to waive a portion of its fee under the Advisory Agreement with respect to each Fund as set forth on Schedule A until December 31, 2008.

     2. (a) This Agreement shall in all cases be interpreted in a manner consistent with the requirements of Revenue Procedure 96-47, 1996-2 CB 338, and Revenue Procedure 99-40, I.R.B. 1999-46, 565 so as to avoid any possibility that any Fund is deemed to have paid a preferential dividend. In the event of any conflict between any term of this Agreement and the previous sentence, the previous sentence shall control.

     (b) In case a Fund has multiple classes of shares, any amount of fees waived pursuant to the terms of this Agreement shall be allocated among the classes of shares of the Fund in accordance with the terms of the Fund's multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940.

     3. This Agreement shall terminate as of December 31, 2008.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SBL FUND                                   SECURITY MANAGEMENT COMPANY, LLC


By:  MICHAEL G. ODLUM                      By: MICHAEL G. ODLUM

Name: MICHAEL G. ODLUM                     Name: MICHAEL G. ODLUM

Title: PRESIDENT                           Title: PRESIDENT

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                                   SCHEDULE A

                              DATED JANUARY 1, 2007

FUND NAME                                        FEE WAIVER
---------                                        ----------
Diversified Income Fund (Series E)                 0.15%

Enhanced Index Fund (Series H)                     0.25%